                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                     MBIA
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                     MBIA
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

--------------------------------------------------------------------------------
            MBIA INC.                                  DAVID H. ELLIOTT
            113 King Street                            Chairman
            Armonk, NY 10504
            914 273 4545


[LOGO] MBIA

                                  March 25, 1996

Dear Shareholder:

  On May 9, 1996, MBIA Inc. will hold its annual meeting of shareholders and I extend a personal invitation to you on behalf of the Board of Directors to join us so we can report to you on the activities of the Company during 1995 and discuss our prospects for 1996. The meeting will be held in our headquarters at 113 King Street, Armonk, New York, at 10:00 a.m.

  This year you are being asked to act on the following: (a) the election of directors; and (b) the selection of independent auditors for 1996. These proposals are described in the attached proxy statement which you are encouraged to read fully.

  Whether or not you plan to attend the meeting, it is important that your shares be represented. Regardless of the number of shares you own, please date, sign and mail the enclosed proxy promptly.

  We appreciate your continued support.

                                  Sincerely,

                                  /s/ David H. Elliott

                                  David H. Elliott
                                  Chairman

                                   MBIA INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of MBIA Inc.:

  The annual meeting of the shareholders of MBIA Inc. will be held at the Company's headquarters, 113 King Street, Armonk, New York 10504, on Thursday, May 9, 1996 at 10:00 a.m., New York time, for the following purposes:

    PROPOSAL 1: To elect 12 directors of the Company for terms expiring at the 1997 Annual Meeting;

    PROPOSAL 2: To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the year 1996;

  and to transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 22, 1996 will be entitled to vote at the meeting, whether in person or by proxy. Please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Shareholders who attend the meeting may revoke their proxies and vote in person, if they wish to do so.

                                          By order of the Board of Directors,

                                          /s/ Louis G. Lenzi

                                          Louis G. Lenzi
                                          Secretary

113 King Street
Armonk, New York 10504
March 25, 1996

                                   MBIA INC.

                                PROXY STATEMENT

  Your proxy in the form enclosed is solicited by the Board of Directors of MBIA Inc. (the "Company"). Your proxy may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the meeting, or any adjournment thereof, in accordance with such specifications as are made therein or, if no such specifications are made, in accordance with the recommendations of the Board of Directors.

  The record date for the determination of shareholders entitled to vote at the meeting was March 22, 1996. On the record date, there were outstanding 42,853,891 shares of the Company's Common Stock ("Common Stock"), constituting all of the outstanding voting securities of the Company. Each share is entitled to one vote. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting but are deemed not to have voted on any proposal.

  The mailing address of the executive offices of the Company is 113 King Street, Armonk, New York 10504. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed, on or about March 25, 1996, to shareholders of record on the record date.

PROPOSAL 1:

                             ELECTION OF DIRECTORS

  All of the Company's directors are elected at each annual meeting of shareholders. At the 1996 Annual Meeting, the shareholders will elect 12 directors to serve for a term expiring at the 1997 Annual Meeting. Mr. William
O. Bailey, a member of the Board of Directors of the Company since 1986 and the former Chairman, is not standing for re-election at the 1996 Annual Meeting.

  The names of the nominees being presented for consideration by the shareholders, their ages, the years they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company and certain other directorships held by them are set forth below. The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided for in the enclosed proxy card. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the person, if any, as shall be designated by the Board of Directors to replace such nominee. The Board has set a policy that no person who has attained the age of 70 years or older shall be nominated to be a director.

Joseph W. Brown, Jr. Mr. Brown is Chairman, President and Chief Executive
                     Officer of Talegen Holdings, Inc. (insurance company). From 1989 through 1991, Mr. Brown was President and Chief Executive Officer of Fireman's Fund Insurance Company (insurance company). He had been employed in various capacities at Fireman's Fund since 1974. He is a director of Talegen Holdings, Inc. and Constitution Re Corporation. Mr. Brown has served as a director of the Company since being elected at the 1990 Annual Meeting and previously served as a director from December of 1986 through May of 1989. Age 47.


David C. Clapp
                     Mr. Clapp is a limited partner of The Goldman Sachs Group, L.P. From 1990 until late 1994, he was Partner-in-charge of the Municipal Bond Department at Goldman Sachs & Co. (investment banking). He is past

                     Chairman of the Municipal Securities Rulemaking Board and President of the Board of Trustees of the Museum of the City of New York. Age 58.

David H. Elliott     Mr. Elliott is currently the Chairman of the Company and
                     Chairman of MBIA Corp. From 1986 to 1991, he served as the President and Chief Operating Officer of the Company and MBIA Corp. He has been a director of the Company since March of 1988. He is a director of MBIA Corp., and was the President of the Municipal Bond Insurance
                     Association, MBIA Corp.'s predecessor, from 1976 to 1980 and from 1982 to 1986. Mr. Elliott is a member of the board of Gryphon Holdings, Inc. Age 54.

Claire L. Gaudiani   Dr. Gaudiani has been President of Connecticut College
                     since 1988. Dr. Gaudiani serves as a director of Southern
                     New England Telephone Company, Public Radio International and the National Collegiate Athletic Association
                     Presidents Commission. She has been a director of the Company since being elected at the 1992 Annual Meeting.
                     Age 51.

William H. Gray, III Mr. Gray is President and Chief Executive Officer of the
                     United Negro College Fund, Inc. Mr. Gray has served as Special Advisor to the President on Haiti, Majority Whip and Budget Chairman for the U.S. House of Representatives, a faculty member at several colleges, and has been pastor of the 5,000 member Bright Hope Baptists Church in Philadelphia for more than 20 years. He serves as a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Warner-Lambert Company, Westinghouse Electric Corporation, Union Pacific Corporation and Rockwell International Corp. Mr. Gray has been a director of the Company since being elected at the 1992 Annual Meeting. Age 54.

Freda S. Johnson     Ms. Johnson is President of Government Finance
                     Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990.
                     From early 1990 until December 1990, she was an independent public finance advisor. She served as Executive Vice President and Executive Director of the
                     Public Finance Department of Moody's Investors Service,
                     Inc. (rating agency) from 1979 to 1990. Ms. Johnson is a member of the Municipal Securities Rule Making Board's
                     MSIL Committee on Dissemination of Disclosure Information and a member of the National Association of State
                     Auditors, Comptrollers and Treasurers' National Advisory
                     Board on State and Local Government Secondary Market
                     Disclosure. She is also a director of the National
                     Association of Independent Public Finance Advisors. Ms.
                     Johnson has served on the Company's Board of Directors since July of 1990. Age 48.

Daniel P. Kearney    Mr. Kearney is Executive Vice President of Aetna Life and
                     Casualty Company (insurance company). Prior to joining
                     Aetna Life and Casualty Company in 1991, he served as President and Chief Executive Officer of the Resolution
                     Trust Corporation Oversight Board from 1989 to 1991. From
                     1988 to 1989, Mr. Kearney was a principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr.
                     Kearney was a managing director at Salomon Brothers Inc
                     (investment banking firm) in charge of the mortgage finance and real estate finance departments from 1977 to 1988. He serves as director of several Aetna insurance companies and registered investment companies. Mr.
                     Kearney has served on the Company's Board of Directors since being elected at the 1992 Annual Meeting. Age 56.

James A. Lebenthal   Mr. Lebenthal has been Chairman of Lebenthal & Co., Inc.,
                     a broker-dealer of municipal bonds, since 1978. From 1986 to 1988, Mr. Lebenthal was also President of Lebenthal &
                     Co., Inc. He is President of the Commission on Savings and Investment in America and Vice Chairman of the Rebuild America Coalition. Mr. Lebenthal has been a director of the Company since August of 1988. Age 67.

Robert B. Nicholas   Mr. Nicholas is presently a private investor. From 1988
                     through 1991, he was a consultant to Aetna Life and Casualty Company with respect to certain corporate issues. He served as Senior Vice President, Corporate
                     Planning and Development, of Aetna Life and Casualty
                     Company and of The Aetna Casualty and Surety Company from
                     1986 to 1988. He is a Trustee and Chairman of the Finance
                     Committee of the Hartford Graduate Center and a trustee of Denison University. Mr. Nicholas has been a director of the Company since December of 1986. Age 66.

Pierre-Henri Richard Mr. Richard has been Chairman and Chief Executive Officer of Credit Local de France (banking and municipal finance firm) since 1993, having acted as Chairman of the executive board of Credit Local de France from 1987 to 1993. From 1983 to 1993, he was Deputy Directeur General of the Caisse des Depots et Consignations, in charge of municipal finance. He is Chairman of the Institute for Decentralization and serves as a director of the European Investment Bank and Air France Group. Mr. Richard has been a director of the Company since January of 1990. Age 55.

John A. Rolls        Mr. Rolls has been President and Chief Executive Officer
                     of Thermion Systems International since February of this year. From 1992 until 1996, he was President and Chief
                     Executive Officer of Deutsche Bank North America. Prior to joining Deutsche Bank in 1992, he served as Executive
                     Vice President and Chief Financial Officer of United
                     Technologies from 1986 to 1992. He is a member of the Institute of International Bankers, the American
                     Institute for Contemporary German Studies, an approved person at the New York Stock Exchange and a director of Bowater Inc. Age 54.

Richard L. Weill     Mr. Weill is President of the Company and MBIA Corp. From
                     1991 to 1994, he served as Executive Vice President of the Company and MBIA Corp., having served as General
                     Counsel and Secretary of the Company and MBIA Corp. from 1989 to 1991. Mr. Weill was previously a partner with the law firm of Kutak Rock, with which he was associated from 1969 to 1989. He is a director of MBIA Corp. Age 53.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the year ended December 31, 1995, the Board of Directors of the Company (the "Board") met six times. At year end, there were six Committees of the Board, whose activities are discussed below.

  The Executive Committee, which at year end consisted of Messrs. Bailey, Brown, Elliott (Chairman), Kearney, and Lebenthal, met once during 1995. The Executive Committee is authorized, subject to limitations set forth in the By-Laws of the Company, to exercise powers of the Board during intervals between Board meetings.

  The Finance Committee, which at year end consisted of Mr. Bailey (chairman), Messrs. Brown, Clapp and Weill, met once during 1995. This Committee approves the general investment policies and objectives of the Company and monitors investment activities and portfolio holdings, including review of investment performance and asset allocation. Paul A. Volcker was a member of the Finance Committee until his resignation as a Director of the Company on September 1, 1995.

  The Risk Oversight Committee, which at year end consisted of Mr. Kearney (chairman), Ms. Johnson, Messrs Clapp, Lebenthal and Nicholas, met twice during 1995. This Committee monitors the underwriting process in order to assure general compliance with underwriting guidelines and reviews significant changes in general underwriting policy and guidelines which are proposed by management. It also reviews proposals to develop new product lines which are outside the scope of existing businesses.

  The Compensation and Organization Committee, which at year end consisted of Messrs. Brown (chairman), Clapp, Ms. Gaudiani and Mr. Kearney, met twice during 1995. This Committee reviews and approves overall policy with respect to compensation matters. The Committee annually reviews the performance of the Chairman, recommends to the Board the compensation to be paid to the Chairman and approves the compensation to be paid to the officers reporting to the Chairman. The Committee also reviews significant organizational changes and executive succession planning.

  The Audit Committee, which at year end consisted of Ms. Johnson (chairperson) and Messrs. Gray, Lebenthal and Nicholas, met two times during 1995. Its functions include reviewing the Company's annual financial statements, meeting with the Company's internal auditor concerning the adequacy of internal controls and review of the surveillance of insured issues, and meeting with the Company's independent certified public accountants and with financial and legal personnel of the Company. It is also a function of the Committee to recommend to the Board the appointment of the Company's independent auditors. Prior to his resignation as a Director of the Company, Mr. Volcker was a member of the Audit Committee.

  The Committee on Directors, which at year-end consisted of Mr. Elliott, Ms. Gaudiani and Mr. Gray (chairman), met three times during 1995. This Committee makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends the compensation to be paid to Directors and proposes nominees for the various Committees. Prior to his resignation as a Director of the Company, Mr. Volcker was a member of the Committee on Directors.

  The annual fee paid for the services of a director who is not an executive officer of the Company was $26,000 and the fee paid for attendance at Board or Committee meetings was $2,000, with the non- employee chairman of a committee receiving an additional $1,000. Mr. Volcker while a member of the Board also served as a consultant to the Company and for these services the investment banking firm of which he is Chairman received $50,000 from the Company during 1995. Directors who are also executive officers of the Company receive no additional compensation for their services as Directors. The Company has a Deferred Compensation and Stock Ownership Plan for Non-Employee Directors.

Pursuant to this plan, all non-employee Directors are eligible to elect to defer all or a portion of their fees and to receive payment of either their current fees or their deferred fees in cash or in shares of Common Stock of the Company. As of year-end, seven of the non-employee Directors elected to participate in this plan. All Directors, with the exception of Mr. Richard, attended at least 75% of the meetings of the Board and of its Committees on which they served.

COMPENSATION AND ORGANIZATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation and Organization Committee, at year-end, were Joseph W. Brown, Jr. (chairman), David C. Clapp, Claire L. Gaudiani and Daniel P. Kearney. There are no members of the Company's Compensation and Organization Committee who are current or former employees of the Company.

                      COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

To: The MBIA Inc. Board of Directors

  As part of its Charter, the MBIA Inc. Compensation and Organization Committee (the "Committee") has, among its duties, the responsibility to recommend to the Board the compensation, including bonus and the awarding of stock options and other long-term incentives, to be paid to the Chairman and Chief Executive Officer, and to review and approve the recommendations of the Chairman and Chief Executive Officer as to the compensation, including bonuses and the awarding of stock options and other long-term incentives, to be paid to the executive officers reporting to the Chairman and Chief Executive Officer. The Committee is presently composed entirely of independent outside directors who are neither current nor former employees of the Company.

  The Company's compensation philosophy is to pay all employees, including executive officers, for actual performance based on level of responsibility in a manner which motivates such employees to perform at the highest possible level and assures that the Company obtains and retains highly qualified employees in its competitive marketplace. The Company achieves these objectives by using a combination of both fixed (i.e., salary) and variable (i.e., annual bonus and, when applicable, stock options and other long-term incentives) compensation.

  Executive officer salaries are based on job content of each position, the market relative to comparable positions, the individual's relevant experience and the actual performance of each executive. Salary changes are based on changes in responsibilities, the individual's performance and competitive market conditions. For purposes of comparability of salaries and salary changes, the Committee considers the median figures for the Company's primary competitors in the financial guaranty industry (note: only one of MBIA's primary competitors has been publicly traded for any significant period of time and none of MBIA's competitors are included in any of the indices in the stock performance graph).

  Individual bonuses reflect Company performance and the individual's personal contribution to the achievement of the Company's goals and the contribution of the operating units for which such individual is responsible. Bonus ranges are established for each job position as a function of base salary, e.g., for 1995 the bonus range for the Chairman and Chief Executive Officer was 0%-100% of base salary. The size of the Company bonus pool is approved at year end by this Committee based on its determination of the Company's absolute and relative performance. The performance factors considered are return on equity, earnings per share, adjusted book value per share, the relative performance of peer group companies and the achievement of the Company's business plan goals. In

1995, these performance goals were substantially met or exceeded and individual bonuses were made from a pool that the Committee approved which aggregated 47% of all salaries.

  Executive officer salary changes and bonuses are based on the Company's performance in certain areas, including return on equity, earnings per share, adjusted book value per share, performance relative to the Company's peer group, success in reaching the business plan and strategic goals set for each division, expense management and employee development and the individual officer's personal contribution to the achievement of these goals. The weight and effect of any of these factors on the compensation of each executive officer varies depending on the individual responsibility of such officer. The Chairman and Chief Executive Officer's salary and bonus are a function of how the Company performed in the following areas: return on equity; earnings per share; adjusted book value per share; relative performance to peer group companies (the "Financial Goals"); and achievement of the Company's business plan goals. For the Chairman and Chief Executive Officer, the Committee gave 50% weight to the Financial Goals and 50% weight to the Company's business plan goals. In the core municipal bond business, new issue volume for the Company increased 12% against a total industry gain of 6% in 1995 as compared to 1994. In addition, the Company in 1995 achieved a 13.8% return on equity versus the 15.8% earned in 1994, while earnings per share were up 4% over the previous year and the book value per share was $53.19, an increase of 30% over 1994. The Company's business plan goals were substantially met, including generating returns in excess of the Company's cost of capital, increasing market penetration in both the municipal bond and the structured finance markets and maintaining the Company's position as the financial guaranty insurance industry's lowest cost producer. Based on this performance, the Committee awarded the Chairman and Chief Executive Officer a bonus of $225,000, in cash, and a restricted stock award equivalent to $225,000, compared to the $365,000 cash bonus granted in 1994, and maintained his salary at $525,000. The Committee chose to award certain executive officers with restricted shares of the Company's common stock in lieu of a portion of their bonus for the first time in 1995. These shares will vest in three years and the dividends on the stock are payable currently.

  In May of 1995, the Board of Directors of the Company adopted and the shareholders approved the MBIA Inc. 1996 Incentive Plan (the "Plan"). The Plan has two component parts, a long-term and a short-term program. The long-term program, which is designed to align the interests of higher level employees with those of shareholders, authorizes the granting of stock options as well as the payment of an incentive award in the form of cash or stock at the end of a multi-year cycle based on attaining certain performance goals. The short-term program authorizes the payment of annual bonuses based on the attainment of certain performance goals. The short-term program is substantially similar to the Company's existing bonus plan. (the bonuses for 1995 performances were awarded as set forth above).

  With respect to the long-term portion, the Committee has adopted an incentive program that includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share ("ABV") of the Company's stock. Awards under the long-term program are divided equally between the two components, with 50% of the award given in stock options and 50% of the award (multiplied by 1.5, since this portion will not be awarded annually) to be paid in cash or shares of Company stock. Target levels for the option/incentive award will be established as a percentage of total salary and bonus, based upon an individual's position. The awards under the long-term program will be typically granted from the Vice-President position (target levels range from 30% to 40%) up to and including the Chairman and Chief Executive Officer (target level range of 70% to 80%).

  The ABV portion of the long-term incentive program will be awarded every other year commencing December, 1995. The initial award will cover the growth in ABV from December 31, 1995 through December 31, 1998, with a base line growth of 12%. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth, with a minimum growth of 8% necessary to receive any award and an 18% growth needed to receive the maximum award of 200% of the target level. The amount, if any, to be paid under this portion of the program will be paid in early 1999 in the form of cash or shares of the Company's stock at the discretion of the Committee. Subsequent awards, if any, will be made every other year (1997, 1999, etc.) with concomitant payments occurring after the three-year cycle. This shift of one-half of the option program to the ABV program is being done to more directly tie the interests of the participants to the performance of the Company.

  The stock option grants, which will continue to be awarded every year, provide the right to purchase shares of common stock at the fair market value (closing price) of the stock on the date of the grant. Each option vests over five years and has a ten-year term. Because the grants are based on an annual formula, prior option grants are not taken into account in determining the number of options granted in any year. In December 1995, based on the above formula, 97,300 options were awarded.

  Based on currently prevailing authority, including proposed Treasury regulations issued in December 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts in 1996 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                          Respectfully submitted,

                                          MBIA Inc. Compensation and
                                          Organization Committee

                                          Joseph W. Brown, Jr., Chairman
                                          David C. Clapp
                                          Claire L. Gaudiani
                                          Daniel P. Kearney

                                   MBIA INC.

                         I. SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                     ANNUAL COMPENSATION                   AWARDS
                      ------------------------------------------------- ------------
                                                 OTHER
                                                 ANNUAL     RESTRICTED   SECURITIES   ALL OTHER
       NAME &                                 COMPENSATION STOCK AWARDS  UNDERLYING  COMPENSATION
 PRINCIPAL POSITION   YEAR SALARY($) BONUS($)     ($)         (A)($)     OPTIONS(#)     (B)($)
 ------------------   ---- --------- -------- ------------ ------------ ------------ ------------
David H. Elliott      1995 $525,000  $225,000   $13,203      $225,000       6,630      $200,877
Chairman              1994  525,000   365,000    22,356           n/a      50,000       180,430
                      1993  485,000   485,000    16,787           n/a      20,000       186,208
Richard L. Weill      1995  350,000   200,000     9,475       100,000       4,150       127,219
President             1994  300,500   228,000    10,260           n/a      38,700       103,561
                      1993  280,000   280,000     9,734           n/a      10,000       108,357
James E. Malling      1995  245,000   150,000    10,098        50,000       2,840        78,166
Executive             1994  230,000   150,000     9,700           n/a      24,200        98,025
 Vice-President       1993  230,000   200,000     9,222           n/a      10,000       105,608
Julliette S. Tehrani  1995  210,000   105,000     3,727        35,000       2,360        65,895
Senior                1994  200,000   114,000     3,431           n/a      14,700        53,326
 Vice-President       1993  200,000   185,000     3,407           n/a       6,000        64,061
Arthur M. Warren(c)   1995  212,000   115,000     5,459             0           0       114,581
Senior                1994  204,000   118,000     5,913           n/a       5,700       110,173
 Vice-President       1993  204,000   145,000     6,347           n/a       6,000       114,338

--------
(a) Represents a portion of the annual bonus awarded to Messrs. Elliott, Weill and Malling and Ms. Tehrani and paid in 2,917, 1,297, 648 and 454 shares of restricted stock, respectively. The shares were valued at the closing price on December 7, 1995, the date of the award. The value of the shares at year-end was as follows: Elliott--$218,775; Weill--$97,275; Malling-- $48,600; and Tehrani--$34,050.
(b) Consists of (i) contributions to the Company's money purchase pension plan and 401(k) plan, and (ii) premiums paid on behalf of such employees under a split-dollar life insurance policy. Such amounts in 1995 were as follows: Elliott--(i)$146,250 and (ii)$54,627; Weill--(i)$97,500 and
    (ii)$29,719; Malling--(i)$66,750 and (ii)$11,416; Tehrani--(i)$52,500 and
    (ii)$13,395 and Warren--(i)$49,050 and (ii)$65,531.
(c) Mr. Warren retired in January 1996.

                                   MBIA INC.

                           II. OPTION GRANTS IN 1995

                               INDIVIDUAL GRANTS

                        NUMBER OF    PERCENT OF
                       SECURITIES   TOTAL OPTIONS                            PRESENT VALUE
                       UNDERLYING    GRANTED TO      EXERCISE                  OF OPTION
                         OPTIONS      EMPLOYEES        PRICE      EXPIRATION   AWARD ON
      NAME            GRANTED(A)(#)    IN 1995    PER SHARE($/SH)    DATE    GRANT DATE(B)
      ----            ------------- ------------- --------------- ---------- -------------
David H. Elliott          6,630            7%         $77.125        2005      $216,320
Richard L. Weill          4,150            4%         $77.125        2005       135,404
James E. Malling          2,840            3%         $77.125        2005        92,662
Julliette S. Tehrani      2,360            2%         $77.125        2005        77,001
Arthur M. Warren            --           --               --          --            --

--------
(a) The options were granted at an exercise price equal to the closing price of the stock on the date of the grant, have a ten-year term and vest as follows: year 1--0%; year 2--40%; year 3--60%; year 4--80%; year 5--100%
    (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death, disability or retirement of the employee).
(b) The valuation method assumes: (1) annual 12% growth in the value of the underlying stock over a five-year period; (2) exercise of the option at the end of five years; and (3) discounting of the net proceeds (stock price less option exercise price) to a present value at a rate of 12.5%. For example, with respect to the grant in 1995 at the exercise price of $77.125 per share, the valuation would be determined as follows:

 1)  12% per annum growth of stock price using $77.125 as a base   $135.921
 2)  Exercise of option at year five                                 77.125
                                                                   --------
     Net proceeds at year five                                     $ 58.796
 3)  Present value of net proceeds at a 12.5% discount rate        $ 32.630
                                                                   ========

  This is a net present value calculation of the assumed net proceeds and, as a result, does not include any assumptions relating to volatility or dividend yield. The 12.5% discount rate is used as a proxy for a weighted cost of capital rather than a risk-free rate of return.

                                   MBIA INC.

   III. AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                UNDERLYING OPTIONS AT    IN-THE-MONEY OPTIONS AT
                        SHARES                  DECEMBER 31, 1995(#)     DECEMBER 31, 1995($)(*)
                      ACQUIRED ON    VALUE    ------------------------- -------------------------
      NAME            EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----            ----------- ----------- ----------- ------------- ----------- -------------
David H. Elliott        45,036    $2,246,171    149,350      54,630     $5,708,437    $891,000
Richard L. Weill             0             0     87,740      39,110      3,205,033     600,130
James E. Malling             0             0     27,840      26,200        703,545     399,180
Julliette S. Tehrani     5,000       239,438     58,660      16,520      2,508,325     264,370
Arthur M. Warren         9,608       415,769     35,252       6,960      1,308,548      84,510

--------
* Based on share price of $75.00

           IV. LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                      PERFORMANCE
                      PERIOD UNTIL
   NAME                  PAYOUT    MINIMUM  TARGET   MAXIMUM
   ----               ------------ ------- -------- ----------
David H. Elliott      Three years      0   $588,200 $1,176,400
Richard L. Weill      Three years      0    368,200    736,400
James E. Malling      Three years      0    252,000    504,000
Julliette S. Tehrani  Three years      0    209,400    418,800
Arthur M. Warren              --     --         --         --

--------
(a) The awards were made in December of 1995, with the payout, if any, occurring at the end of 1998. The target award is based on a projected 12% growth in the adjusted book value per share of the Company's stock, subject to the threshold and maximum levels.

                         [GRAPH APPEARS HERE]

                                 Total Return
                           MBIA Inc. vs. S&P 500 vs.
                                S&P Financials

Measurement period                                         S&P
(Fiscal year Covered)     MBIA           S&P 500        Financials
---------------------     ----           -------        ----------
Measurement PT -
12/31/90                $ 100           $ 100           $ 100

FYE 1991                $ 174           $ 130           $ 151
FYE 1992                $ 232           $ 140           $ 186
FYE 1993                $ 232           $ 154           $ 206
FYE 1994                $ 212           $ 156           $ 199
FYE 1995                $ 288           $ 215           $ 306

PROPOSAL 2:

                       SELECTION OF INDEPENDENT AUDITORS

  Coopers & Lybrand L.L.P. currently serve as the Company's independent auditors. They have served in that capacity since the Company's founding in 1986, and prior to that served as the independent auditors of the Municipal Bond Insurance Association, starting in 1974. During 1995, Coopers & Lybrand L.L.P. examined the accounts of the Company and its subsidiaries and also provided other services to the Company in connection with Securities and Exchange Commission filings.

  Upon recommendation of the Audit Committee, the Board has appointed Coopers & Lybrand L.L.P. as the independent auditors of the Company for 1996. The shareholders are asked to approve this action of the Board.

  It is anticipated that one or more representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders present.

                                 OTHER MATTERS

  The Board knows of no other business to be brought before the meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment of such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below contains certain information with respect to the only beneficial owners known to the Company as of March 22, 1996 of more than 5% of the outstanding shares of Common Stock.

                             SHARES OF COMMON
     NAME AND ADDRESS OF    STOCK BENEFICIALLY PERCENT OF
     BENEFICIAL OWNER             OWNED          CLASS
     ---------------------  ------------------ ----------
     FMR Corp (1)               3,141,220         7.33%
      82 Devonshire Street
      Boston, MA 02109

--------
(1) Information as to the beneficial ownership of shares of Common Stock is based on the February 14, 1996 Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission. Such filing indicates that the shareholder has sole voting power with respect to 38,620 of these shares and sole dispositive power with respect to 3,141,220 of these shares.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 22, 1996, the beneficial ownership of shares of Common Stock of each Director, each Executive Officer named in the Summary Compensation Table above Directors and all Executive Officers of the Company, as a group.

                                                        SHARES        TOTAL
                                           SHARES     ACQUIRABLE      SHARES
                                        BENEFICIALLY UPON EXERCISE BENEFICIALLY
                  NAME                     OWNED     OF OPTIONS(2)   OWNED(3)
                  ----                  ------------ ------------- ------------
   Directors
     Joseph W. Brown, Jr.(4)                4,206           --         4,206
     David C. Clapp                             0           --             0
     David H. Elliott                      19,572(1)    157,350      176,922
     Claire L. Gaudiani(4)                  1,185           --         1,185
     William H. Gray, III(4)                  727           --           727
     Freda S. Johnson(4)                    3,210           --         3,210
     Daniel P. Kearney(5)                     500           --           500
     James A. Lebenthal(4)                  2,841           --         2,841
     Robert B. Nicholas(4)                  4,098           --         4,098
     Pierre-Henri Richard                      90           --            90
     John A. Rolls(4)                         253           --           253
     Richard L. Weill                       7,605(1)     92,740      100,345
   Executive Officers
     James E. Malling                       2,143(1)     32,640       34,783
     Julliette S. Tehrani                   5,735(1)     60,980       66,715
     All of the above and other Execu-
      tive Officers as a group             57,189(1)    388,090      445,279

--------
(1) This number includes shares held by the Executive Officers under the Company's exempt 401(k) Plan and includes restricted shares awarded to certain of the Executive Officers in December, 1995.
(2) This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 31, 1996 under the Company's stock option program.
(3) The percentage of shares of Common Stock beneficially owned by all Directors and Executive Officers as a group is 1.04% of the shares of Common Stock outstanding.
(4) This number includes Common Stock equivalent deferral units held under the Company's Deferred Compensation and Stock Ownership Plan for Non-Employee Directors. (See the discussion of this plan under "The Board of Directors and its Committees")
(5) Mr. Kearney may be deemed to have a beneficial ownership interest in the shares of Common Stock held by the entity named under "Security Ownership of Certain Beneficial Owners" with which he is affiliated.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

  The Municipal Bond Insurance Association (the "Association") was organized in 1973 as an unincorporated association through which its members wrote municipal bond insurance on a several and not joint basis. Since 1981, the Association's five members, and their respective percentages of liability on Association policies, have been as follows: The Aetna Casualty and Surety Company ("Aetna") (33%), Fireman's Fund Insurance Company (30%), CIGNA Property and Casualty Insurance Company (formerly, Aetna Insurance Company) (12%), and The Continental Insurance Company ("Continental") (10%) (together with certain of their affiliates, referred to collectively as the "Founding Shareholders" and individually as a "Founding Shareholder"), and The Travelers Indemnity Company ("Travelers") (15%). The business of the Association was reorganized in December 1986 through the following actions (the "Reorganization"):

1. The Company was incorporated in Connecticut and capitalized by the Founding Shareholders by an investment of $509.9 million in cash, the contribution of their interests in the Association's tangible and intangible assets, and the cession to the Company of substantially all of the Founding Shareholders' net municipal bond insurance written.

2. The cession of insurance in force was accomplished pursuant to reinsurance agreements by which the Founding Shareholders ceded to the Company substantially all of their net municipal bond insurance business written as Association members and all such future Association business to be written to honor prior commitments (see paragraph 5 below). The Founding Shareholders paid the Company reinsurance premiums equal to their net unearned premium reserve on the ceded business, totaling approximately $415.3 million on a statutory basis. The participation of the Founding Shareholders totaled approximately 89% of the Association's net insurance in force at December 31, 1986. The balance of the net insurance in force was retained by the fifth member of the Association, Travelers, which elected not to participate in the Reorganization. (Effective August 31, 1993 Travelers ceded to MBIA Corp. its net insurance in force in connection with municipal bond issues written by the Association (the "Travelers Cession")) Through reinsurance assumption agreements, MBIA Corp. was substituted for the Company and assumed a direct obligation to the Founding Shareholders on 100% of this ceded business, the Founding Shareholders released the Company from its obligations under the reinsurance agreements, and MBIA Corp. received the insurance premium associated with such ceded business under the reinsurance agreements. The members of the Association remain liable to municipal bond investors, severally and not jointly, for their respective shares of the Association guarantee represented by the ceded Association insurance policies. However, the Founding Shareholders transferred to MBIA Corp. virtually all of their net unearned premium reserve on these Association policies, and MBIA Corp. agreed to indemnify the Founding Shareholders for their respective shares of any claims under such insurance policies.

3. Effective December 31, 1987, the Founding Shareholders ceded to MBIA Corp. all of the remaining portion of the risk on those municipal bond issues written by the Association prior to the Reorganization, paying MBIA Corp. reinsurance premiums equal to their unearned premium reserves of $1.4 million.

4. The Founding Shareholders and Travelers, as members of the Association, entered into an agreement pursuant to which the Association ceased writing new business except pursuant to prior commitments.

5. At the beginning of January 1987, the Association ceased writing municipal bond insurance, except to honor then-existing commitments, including policies under UITs to insure bonds sold out of UITs. As the Association writes municipal bond insurance to honor such commitments, the Founding Shareholders' share of this insurance (approximately 89%) is ceded to MBIA Corp. under the reinsurance arrangements described above, and the Founding Shareholders pay MBIA Corp. a reinsurance premium equal to the premiums they receive. The Association also receives premiums associated with policies written on an installment basis. Such reinsurance premiums, net of premium credits on refunded issues, aggregated $4.5 million and $6.9 million during 1992 and 1991, respectively. Included in the business assumed from the Association are unearned premiums of $1.9 million and $2.2 million at December 31, 1992 and December 31, 1991, respectively, relating to insurance on UITs originally sponsored by a Founding Shareholder, Aetna, and American Express Company, which was an affiliate of a Founding Shareholder, Fireman's Fund Insurance Company, at the time insurance was provided to the UIT. In 1990 and in 1993, MBIA Corp. assumed an additional $0.9 million and $0.5 million, respectively, of unearned premiums relating to the insured UIT sponsored by American Express Company which had been previously ceded.

SUBSEQUENT REINSURANCE AND INSURANCE TRANSACTIONS WITH FOUNDING SHAREHOLDERS

  On September 30, 1989, the Founding Shareholders agreed to endorse the reinsurance agreements among the Founding Shareholders and MBIA Corp. to specifically exclude a portfolio of eight real estate projects from the terms of the reinsurance agreements. As a result, on September 30, 1989, the portfolio ceased to be an obligation of MBIA Corp., and MBIA Corp. ceded to the Founding Shareholders reinsurance premiums equal to their net unearned premium reserve on the ceded business, totaling approximately $6.5 million determined in accordance with generally accepted accounting principles.

  In 1993, MBIA Corp. assumed the remaining portion of Travelers' risk on the Association policies as well as the $10.8 million of deferred premium revenue associated with those policies.

  In connection with the Travelers Cession, the Founding Shareholders and Travelers amended the Association Agreement governing the administration of the Association policies in force, and the Association members amended the Management Agreement with MISC. The principal purpose of the amendments was to reflect the fact that Travelers' net in force Association policy obligations were assumed by MBIA Corp. The amendments to the Management Agreement also eliminated certain administrative responsibilities of MISC thereunder.

  Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the Founding Shareholders and Travelers which had their S&P rating downgraded from AAA with respect to their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amount to Citibank, N.A., the fiscal agent under related Fiscal Agency Agreements, which in turn will disburse the surety bond payments to the designated Association policy beneficiaries. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million.

SHAREHOLDERS' AGREEMENT

  Under the Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") among the Company, the Founding Shareholders and Credit Local de France (the Founding Shareholders and Credit Local de France are referred to herein as the "Shareholders"), subject to certain limitations, until July 1, 1997 each of the Shareholders has the right individually to require one registration under the Securities Act of all or a portion of its shares of Common Stock, to participate collectively with each other Shareholder in one such registration, and to include its shares in a registration under the Securities Act initiated by another Shareholder or by the Company. The Shareholders are responsible for all expenses in connection with the registration of their shares. Aetna and Credit Local de France are the only Shareholders that currently own Common Stock of the Company. All other provisions of the Shareholders' Agreement, including voting rights and the right to approve certain corporate actions, have expired.

  Pursuant to terms of the Shareholders' Agreement which have now expired, the Shareholders caused the election of certain directors to the Company's Board of Directors. Individuals with relationships to the Shareholders during the preceding three years who are currently members of the Company's Board of Directors are Daniel P. Kearney and Pierre-Henri Richard.


INVESTMENT MANAGEMENT AGREEMENTS

  During 1995, the Company, MBIA Corp. and MBIA Insurance Corp. of Illinois ("MBIA Illinois") each had investment management agreements with Aeltus Investment Management, Inc., (formerly Aetna Financial Services, Inc.) ("Aeltus") an affiliate of Aetna (the "Investment Agreements"), pursuant to which Aeltus agreed to invest and supervise the investment of assets of the Company, MBIA Corp. and MBIA Illinois, in accordance with investment guidelines reviewed and approved by the respective Boards of Directors of each company, and to provide certain administrative services related to such investments. During 1995, Aeltus was paid fees of $2,379,471 and $112,237 by MBIA Corp. and MBIA Illinois, respectively, based on assets under management. These agreements were terminated with respect to the investment responsibilties at the end of 1995.

EMPIRE STATE MUNICIPAL EXEMPT TRUSTS, GUARANTEED SERIES

  MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

INSURANCE COVERAGE

  The Company has obtained insurance from an affiliate of Aetna to provide its directors and officers (and their heirs and other legal representatives) specified coverages against certain liabilities. The premium for 1995 coverage paid to Aetna was $270,000. The Company has also obtained employee health and life insurance from Aetna Life Insurance Company, an affiliate of Aetna. Premiums paid in 1995 by the Company for this coverage totaled $1,275,121. In addition, the Company has obtained dental insurance from an affiliate of CIGNA Corporation, for which it paid a premium of $308,643 in 1995. The Company has also obtained life insurance policies from Aetna Life Insurance Company for 23 key employees for which it paid a premium of $310,824 for 1995. The Company believes that the terms of the above mentioned insurance are no less favorable to the Company than the terms of similar insurance available from unaffiliated persons.

OTHER

  The following summarizes all known filing delinquencies or failures to file, with respect to reports on Forms 3, 4 and 5 which were required to be filed by all officers, directors and beneficial owners of more than ten percent of the outstanding shares of the Company's Common Stock: Form 4 filings were filed three days late in January with respect to restricted stock awards made to certain executive officers in December, 1995.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the 1997 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 113 King Street, Armonk, New York 10504, no later than November 22, 1996, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

  The cost of preparing and mailing this notice and statement and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph by directors, officers and regular employees of the Company, without extra compensation and at the Company's expense. The Company will also request bankers and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, New York, New York to assist in soliciting proxies for a fee of approximately $5,000 plus reasonable out-of-pocket expenses.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE ON REQUEST BY WRITING TO THE CORPORATE MARKETING DEPARTMENT, MBIA INC., 113 KING STREET, ARMONK, NEW YORK 10504.

                                          By order of the Board of Directors,

                                          /s/ Louis G. Lenzi

                                          Louis G. Lenzi
                                          Secretary

                                   MBIA INC.

             ANNUAL MEETING OF SHAREHOLDERS--Thursday, May 9, 1996
                      The proxy is solicited on behalf of
                      the Board of Directors of MBIA Inc.


The undersigned hereby appoints James A. Lebenthal and Freda S. Johnson and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA INC. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA InC., 113 King Street, Armonk, New York, on Thursday, May 9, 1996, at 10:00 A.M., New York time, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA INC. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors, Nominees: Joseph W. Brown, Jr., David C. Clapp, David H. Elliot, Claire L. Gaudiani, William H. Gray, III, Freda S. Johnson, Daniel P. Kearney, James A. Lebenthal, Robert B. Nicholas, Pierre H. Richard, John A. Rolls and Richard L. Weill.

                 (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
                           + FOLD AND DETACH HERE +

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR election of Directions and FOR Item 2.

                                                                 Please mark [X]
                                                                 your vote as
                                                                 indicated in
                                                                 this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS        (INSTRUCTION: To withhold authority to vote for
                                any individual nominees, write that nominee's
     FOR         WITHHOLD       name on the line provided below.)
     ALL       AUTHORITY FOR
  NOMINEES     ALL NOMINEES
     [_]            [_]         ------------------------------------------------



2. APPROVAL OF APPOINTMENT OF
   COOPERS & LYBRAND AS
   INDEPENDENT AUDITORS.

   FOR  AGAINST ABSTAIN
   [_]    [_]     [_]

                                                    ----------------------------
                                                             Signature(s)

                                                Dated:
                                                      --------------------, 1996

                                                NOTE: Please sign exactly as
                                                name appears hereon. Joint
                                                owners should each sign. When
                                                signing as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title as such.

                                                PLEASE RETURN THIS PROXY CARD
                                                 PROMPTLY USING THE ENCLOSED
                                                           ENVELOPE.

--------------------------------------------------------------------------------
                           + FOLD AND DETACH HERE +


                                   MBIA INC.

                        Annual Meeting of Shareholders
                             Thursday, May 9, 1996
                                  10:00 a.m.

                            Corporate Headquarters
                                   MBIA INC.
                                113 King Street
                            Armonk, New York 10504